EXHIBIT 99.1

BBSI Reports Strong Second Quarter 2024 Financial Results and Raises Quarterly Dividend

- Q2 2024 Net Income of $16.7 Million, or $0.62 per Diluted Share -

- Raises Dividend by 7% to $0.08 per Share -

VANCOUVER, Washington, July 31, 2024 – Barrett Business Services, Inc. (“BBSI” or the “Company”) (NASDAQ: BBSI), a leading provider of business management solutions, reported financial results for the second quarter ended June 30, 2024.

All share and per share amounts presented herein have been retroactively adjusted to reflect the impact of the four-for-one stock split that was distributed in the form of a stock dividend in June 2024 (the "Stock Split").

Second Quarter 2024 Financial Summary vs. Year-Ago Quarter

•
Revenues up 6% to $279.7 million.
•
Gross billings up 6% to $2.03 billion.
•
Average worksite employees (“WSEs”) up 4%.
•
Net Income of $16.7 million, or $0.62 per diluted share, compared to net income of $17.0 million, or $0.62 per diluted share.

“Our strong performance continued through the second quarter, with gross billings growth and new client adds keeping us on track to meet our full year financial objectives,” said BBSI President and CEO Gary Kramer. “This continues to be driven by various strategies to increase the top of our sales funnel, our track record of client retention, and the roll-out of value-added offerings like BBSI Benefits. Given our consecutive quarters of great momentum and the opportunities ahead of us, we are confident 2024 will be another strong year for our shareholders.”

Second Quarter 2024 Financial Results

Revenues in the second quarter of 2024 increased 6% to $279.7 million compared to $264.6 million in the second quarter of 2023.

Total gross billings in the second quarter of 2024 increased 6% to $2.03 billion compared to $1.91 billion in the same year-ago quarter (see “Key Performance Metrics” below). The increase was driven by growth in professional employer ("PEO") services, specifically resulting from increased WSEs from net new clients and higher average billings per WSE.

Workers’ compensation expense as a percent of gross billings was 2.5% in the second quarter of 2024 and benefited from favorable prior year liability and premium adjustments of $8.9 million. This compares to 2.6% in the second quarter of 2023, which included favorable prior year liability and premium adjustments of $6.3 million.

Net Income for the second quarter of 2024 was $16.7 million, or $0.62 per diluted share, compared to net income of $17.0 million, or $0.62 per diluted share, in the year-ago quarter.

Liquidity

As of June 30, 2024, unrestricted cash and investments were $110.4 million compared to $123.7 million as of March 31, 2024. BBSI remained debt free at quarter end.

Capital Allocation

BBSI’s board of directors raised its quarterly split-adjusted stock cash dividend from $0.075 to $0.08 per share, a 7% increase. The cash dividend will be paid on August 30, 2024, to all stockholders of record as of August 16, 2024.

Continuing under the Company’s stock repurchase program established in July 2023, BBSI repurchased 222,780 shares in the second quarter at an average price of $31.63. At June 30, 2024, approximately $44.9 million remained available under the $75 million repurchase program.

Outlook

BBSI expects the following for 2024:

•
Gross billings growth of 6% to 8%
•
Growth in the average number of WSEs of 4% to 5%
•
Gross margin as a percent of gross billings of 3.0% to 3.10%
•
Effective annual tax rate to remain at 26% to 27%

Conference Call

BBSI will conduct a conference call on Wednesday, July 31, 2024, at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) to discuss its financial results for the quarter ended June 30, 2024.

BBSI’s CEO Gary Kramer and CFO Anthony Harris will host the conference call, followed by a question and answer period.

Date: Wednesday, July 31, 2024
Time: 5:00 p.m. Eastern time (2:00 p.m. Pacific time)
Toll-free dial-in number: 1-877-407-4018
International dial-in number: 1-201-689-8471
Conference ID: 13747439

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at 1-949-574-3860.

The conference call will be broadcast live and available for replay here and via the Investors section of the BBSI website at ir.bbsi.com.

A replay of the conference call will be available after 8:00 p.m. Eastern time on the same day through August 31, 2024.

Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay ID: 13747439

Key Performance Metrics

We report PEO revenues net of direct payroll costs because we are not the primary obligor for wage payments to our clients’ employees. However, management believes that gross billings and wages are useful in understanding the volume of our business activity and serve as important performance metrics in managing our operations, including the preparation of internal operating forecasts and establishing executive compensation performance goals. We therefore present for purposes of analysis gross billings and wage information for the three and six months ended June 30, 2024 and 2023.

	(Unaudited)		(Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2024	2023	2024	2023
Gross billings	$2,029,036	$1,911,550	$3,936,584	$3,700,768
PEO and staffing wages	$1,764,182	$1,661,668	$3,420,626	$3,213,021

In monitoring and evaluating the performance of our operations, management also reviews the following ratios, which represent selected amounts as a percentage of gross billings. Management believes these ratios are useful in understanding the efficiency and profitability of our service offerings.

	(Unaudited)		(Unaudited)
	Percentage of Gross Billings		Percentage of Gross Billings
	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
PEO and staffing wages	86.9%	86.9%	86.9%	86.9%
Payroll taxes and benefits	7.3%	7.0%	7.9%	7.5%
Workers' compensation	2.5%	2.6%	2.5%	2.7%
Gross margin	3.3%	3.5%	2.7%	2.9%

We refer to employees of our PEO clients as WSEs. Management reviews average and ending WSE growth to monitor and evaluate the performance of our operations. Average WSEs are calculated by dividing the number of unique individuals paid in each month by the number of months in the period. Ending WSEs represents the number of unique individuals paid in the last month of the period.

	(Unaudited)
	Three Months Ended June 30,
	2024	Year-over-year % Growth	2023	Year-over-year % Growth
Average WSEs	128,734	3.7%	124,186	1.6%
Ending WSEs	130,046	2.1%	127,336	2.8%

	(Unaudited)
	Six Months Ended June 30,
	2024	Year-over-year % Growth	2023	Year-over-year % Growth
Average WSEs	125,892	3.4%	121,749	2.1%
Ending WSEs	130,046	2.1%	127,336	2.8%

About BBSI

BBSI (NASDAQ: BBSI) is a leading provider of business management solutions, combining human resource outsourcing and professional management consulting to create a unique operational platform that differentiates it from competitors. The Company’s integrated platform is built upon expertise in payroll processing, employee benefits, workers’ compensation coverage, risk management and workplace safety programs, and human resource administration. BBSI’s partnerships help businesses of all sizes improve the efficiency of their operations. The company works with more than 8,000 clients across all lines of business and is licensed to operate in all 50 states. For more information, please visit www.bbsi.com.

Forward-Looking Statements

Statements in this release about future events and financial outlook are forward-looking statements. Such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements. Factors that could affect future results include: economic conditions in the Company’s service areas; the lingering effects of the COVID-19 pandemic; the effects of inflation on our operating expenses and those of our clients; the availability of certain fully insured medical and other health and welfare benefits to qualifying worksite employees; the effect of changes in the Company’s mix of services on gross margin; the Company’s ability to attract and retain clients and to achieve revenue growth; the availability of financing or other sources of capital; the Company’s relationship with its primary bank lender; the potential for material deviations from expected future workers’ compensation claims experience; changes in the workers’ compensation regulatory environment in the Company’s primary markets; PEO client benefits costs; litigation costs; security breaches or failures in the Company’s information technology systems; the collectability of accounts receivable; changes in executive management; changes in effective payroll tax rates and federal and state income tax rates; the carrying value of deferred income tax assets and goodwill; the outcome of tax audits; the effects of conditions in the global capital markets on the Company’s investment portfolio; and the potential for and effect of acquisitions, among others. Other important factors that may affect the Company’s prospects are described in the Company’s 2023 Annual Report on Form 10-K and in subsequent reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934. Although forward-looking statements help to provide complete information about the Company, readers should keep in mind that forward-looking statements are less reliable than historical information. The Company undertakes no obligation to update or revise forward-looking statements in this release to reflect events or changes in circumstances that occur after the date of this release.

Barrett Business Services, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	June 30,	December 31,
(in thousands)	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$40,348	$71,168
Investments	70,100	81,027
Trade accounts receivable, net	211,565	171,407
Income taxes receivable	1,184	7,987
Prepaid expenses and other	17,459	18,443
Restricted cash and investments	80,818	97,470
Total current assets	421,474	447,502
Property, equipment and software, net	54,240	50,295
Operating lease right-of-use assets	20,278	19,898
Restricted cash and investments	133,617	145,583
Goodwill	47,820	47,820
Other assets	6,352	6,222
Deferred income taxes	4,806	4,218
Total assets	$688,587	$721,538
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$4,396	$6,593
Accrued payroll, payroll taxes and related benefits	250,630	234,080
Current operating lease liabilities	6,245	6,623
Current premium payable	16,134	35,276
Other accrued liabilities	10,496	10,674
Workers' compensation claims liabilities	44,929	50,006
Total current liabilities	332,830	343,252
Long-term workers' compensation claims liabilities	104,701	117,757
Long-term premium payable	27,127	37,812
Long-term operating lease liabilities	15,220	14,590
Customer deposits and other long-term liabilities	9,748	8,987
Stockholders' equity	198,961	199,140
Total liabilities and stockholders' equity	$688,587	$721,538

Barrett Business Services, Inc.

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands, except per share amounts)	2024	2023	2024	2023
Revenues:
Professional employer services	$259,887	$244,256	$506,076	$476,563
Staffing services	19,764	20,374	39,357	42,734
Total revenues	279,651	264,630	545,433	519,297
Cost of revenues:
Direct payroll costs	14,693	15,110	29,410	31,981
Payroll taxes and benefits	148,810	134,109	310,705	278,691
Workers' compensation	48,251	48,365	97,854	100,035
Total cost of revenues	211,754	197,584	437,969	410,707
Gross margin	67,897	67,046	107,464	108,590
Selling, general and administrative expenses	45,577	43,808	87,991	85,034
Depreciation and amortization	1,912	1,729	3,764	3,406
Income from operations	20,408	21,509	15,709	20,150
Other income (expense):
Investment income, net	3,069	2,129	6,343	4,444
Interest expense	(44)	—	(88)	(38)
Other, net	27	19	93	55
Other income, net	3,052	2,148	6,348	4,461
Income before income taxes	23,460	23,657	22,057	24,611
Provision for income taxes	6,759	6,641	5,492	6,776
Net income	$16,701	$17,016	$16,565	$17,835
Basic income per common share (1)	$0.64	$0.63	$0.63	$0.65
Weighted average basic common shares outstanding (1)	26,067	27,005	26,174	27,235
Diluted income per common share (1)	$0.62	$0.62	$0.62	$0.64
Weighted average diluted common shares outstanding (1)	26,765	27,500	26,794	27,721

(1) Prior period results have been adjusted to reflect the Stock Split.

Investor Relations:

Gateway Group, Inc.

Cody Slach

Tel 1-949-574-3860

BBSI@gateway-grp.com